CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Atkins + Associates Phone: (858) 527-3486

Inovio Reports Second Quarter 2005 Financial Results

SAN DIEGO, CA – August 9, 2005 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the three and six months ended June 30, 2005.

Total revenue for the three and six months ended June 30, 2005, was $2,951,616 and $3,913,537, respectively, as compared to $99,819 and 169,204, respectively, for the same periods in 2004. Revenue consisted of license fees, milestone payments, and amounts received from collaborative research and development arrangements and grants.

Total operating expenses for the three and six months ended June 30, 2005, were $5,136,858 and $13,319,476, respectively, as compared to $2,565,008 and $4,251,062, respectively, for the same periods in 2004. Included in total operating expenses for the six months ended June 30, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the three months ended June 30, 2005, was $2,328,633, or $0.12 per share, as compared with a net loss attributable to common stockholders of $2,342,057, or $0.14 per share, for the same period in 2004. The net loss attributable to common stockholders for the six months ended June 30, 2005, was $11,613,923, or $0.61 per share, as compared with a net loss attributable to common stockholders of $4,021,827, or $0.24 per share, for the same period in 2004. Included in net loss attributable to common stockholders for the six months ended June 30, 2005, was the $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from our acquisition of Inovio AS, as well as a non-cash imputed dividend charge of $1,942,773 related to the private placement we completed in January 2005.

“We continue to progress with site and patient recruitment for our five oncology clinical trials using our electrochemical tumor ablation therapy,” said Avtar Dhillon, MD, President and CEO. “We have also taken significant strides in our gene delivery program, including three Phase I clinical studies that have been initiated by partners using our technology to deliver therapeutic genes targeting cancer. Merck also paid us $2,000,000 for a clinical milestone relating to their use of our gene delivery system.”

Revenue

Revenue under license fees and milestone payments was $2,133,282 and $2,233,121, respectively, for the three and six months ended June 30, 2005, as compared to $39,105 and $40,576, respectively, for the same periods in 2004. The increase in revenue under license fees and milestone payments fees for the three and six month periods ended June 30, 2005, as compared to the same periods in 2004, was mainly due to the recognition of a $2,000,000 milestone payment during the three months ended June 30, 2005, resulting from the achievement of a clinical milestone by Merck for a plasmid-based vaccine using our MedPulser® DNA Delivery System. This $2,000,000 milestone payment was included in accounts receivable as of June 30, 2005, and was received in July 2005. Under the Merck agreement, we may receive additional future milestone payments linked to the successful development of a product if achieved. Royalties are payable on sales of a product utilizing the device developed under this agreement with Merck.

Revenue under collaborative research and development arrangements during the three and six months ended June 30, 2005, was $523,419 and $1,029,031, respectively, as compared to $60,714 and $128,628, respectively, for the same periods in 2004. The increase in revenue from collaborative research and development arrangements during the three and six months ended June 30, 2005, as compared to the same periods in 2004, was primarily due to revenue recognized from the collaboration and licensing agreement signed with Merck in May 2004.

Grant and miscellaneous revenue was $294,615 and $651,385, respectively, for the three and six months ended June 30, 2005, as compared to $0 for the same periods in 2004. The increase in grant and miscellaneous revenue for the three and six months ended June 30, 2005, as compared to the same periods in 2004, was mainly due to revenue recognized from both of our European Union and U.S. Army grants received from the acquisition of Inovio AS in January 2005.

Operating Expenses

Research and development expenses for the three and six months ended June 30, 2005, were $3,519,623 and $6,860,004, respectively, as compared to $986,443 and $1,575,303, respectively, for the same periods in 2004. The increase in research and development expenses for the three and six months ended June 30, 2005, as compared to the same periods in 2004, was primarily due to an increase in clinical trial expenses. These clinical trial expenses included the use of a clinical research organization hired in association with our clinical trials. The remainder of the increase was mainly due to personnel expenses to support internal efforts related to product development and clinical trials, increased external research expenses and other consulting expenses associated with our clinical trials, and the cost of manufacturing products to support these clinical trials. During the three and six months ended June 30, 2005, research and development expenses also included $359,729 and $633,114, respectively, in research and development costs attributable to Inovio AS.

We initiated two Phase III head and neck clinical trials during 2004 in the United States and Europe. These trials compare our electroporation therapy to surgery using a primary endpoint of function preservation and secondary endpoints of local tumor control, disease free survival, and overall survival. In addition, we initiated two European pre-marketing trials for skin cancer and head and neck cancer to gather additional clinical and pharmacoeconomic data. We also initiated a Phase I clinical trial of our MedPulser® Electroporation Therapy System for the treatment of pancreatic cancer. Due to the initiation of these clinical trials, we anticipate research and development expenses from clinical and regulatory activities to increase in fiscal 2005, as compared to fiscal 2004.

General and administrative expenses for the three and six months ended June 30, 2005, were $1,560,985 and $3,033,722, respectively, as compared to $1,578,565 and $2,675,759, respectively, for the same periods in 2004. The increase in general and administrative expenses for the six months ended June 30, 2005, as compared to the same period in 2004, was mainly due to increased consulting and legal expenses and increased personnel costs to support our administrative infrastructure, which includes our finance, investor relations and information technology departments, and ongoing business development efforts. The increase in general and administrative expenses was also due to accounting-related expenses incurred during the six months ended June 30, 2005, related mainly to the implementation of and ongoing compliance with internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. During the three and six months ended June 30, 2005, general and administrative expenses also included $62,503 and $101,175, respectively, in general and administrative costs attributable to Inovio AS.

Amortization of intangible assets was $56,250 and $93,750, respectively, during the three and six months ended June 30, 2005, related to an intangible asset associated with contracts and intellectual property acquired as part of our acquisition of Inovio AS in January 2005.

Operating expenses for the six months ended June 30, 2005, include a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount related to acquired IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the three months ended June 30, 2005, as compared to the same period in 2004, resulted mainly from the increase in revenue due to the $2,000,000 milestone payment from Merck, which was offset, in part, by an increase in our clinical trial and research and development expenses during the three months ended June 30, 2005.

The increase in net loss attributable to common stockholders for the six months ended June 30, 2005, as compared to the same period in 2004, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired in-process research and development resulting from the Inovio AS acquisition, as well as an increase in our clinical trial and research and development expenses. In addition, in connection with the private placement we completed in January 2005, we recorded a non-cash imputed dividend charge of $1,942,773 during the three months ended March 31, 2005.

Capital Resources

As of June 30, 2005, we had cash and cash equivalents of $6,908,726 and working capital of $5,477,746, as compared to cash and cash equivalents of $17,889,797 and working capital of $13,036,685 as of December 31, 2004. In July 2005, we received a $2,000,000 payment from Merck, resulting from the achievement of a clinical milestone by Merck. In addition, the remaining cash proceeds of $2,430,000 from our January 2005 private placement will be received upon the earlier of (1) September 30, 2005, or (2) the occurrence of an “early triggering event,” as defined in the private placement agreement.

The decrease in working capital during the six months ended June 30, 2005, was primarily due to the $3,000,000 we paid as part of the acquisition of Inovio AS in January 2005, as well as increased expenditures related to research and development and clinical trials activities. The decrease in working capital was also due to various general and administrative and legal expenses related to investor relations, business development and finance activities. The decrease was offset, in part, by the $2,000,000 milestone payment from Merck recognized as revenue during the three months ended June 30, 2005.

Recent Highlights

•	We received a $2,000,000 milestone payment relating to our license agreement with Merck for the use of our MedPulser® DNA delivery system.

•	Vical initiated a Phase I clinical study using gene-based IL-2 in conjunction with our MedPulser® DNA delivery system to treat metastatic melanoma.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. Inovio is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for recurrent head and neck cancer, and a Phase I pancreatic cancer trial. Merck, Vical, Chiron, the U.S. Navy, and other partners are employing Inovio’s electroporation technology, which enhances local delivery and cellular uptake of useful biopharmaceuticals, in their development of novel DNA vaccines and gene therapies. Inovio is a leader in electroporation, with 57 U.S. and 125 corresponding foreign issued patents, plus numerous pending patents in the U.S. and abroad. More information can be obtained at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the twelve-month period ended December 31, 2004, and our Form 10-Q for the three months ended June 30, 2005, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Cash and cash equivalents	$6,908,726	$17,889,797
Accounts receivable	2,524,480	424,157
Prepaid expenses and other current assets	893,433	124,723

Total current assets	10,326,639	18,438,677
Fixed assets, net	405,335	155,253
Patents, net, and other assets	2,304,572	2,357,572
Goodwill	3,156,594	—
Intangible assets, net	3,956,250	—

Total assets	$20,149,390	$20,951,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,890,790	$2,155,592
Accrued clinical trial expenses	1,349,853	2,195,816
Deferred revenue	1,608,250	1,050,584

Total current liabilities	4,848,893	5,401,992
Deferred rent	316,887	—
Long-term liabilities	10,561	—

Total liabilities	5,176,341	5,401,992

Stockholders’ equity:
Preferred stock	1,968	2
Common stock	19,044	18,420
Common stock issuable	4,990,000	—
Subscription receivable	(4,990,000)	—
Additional paid-in capital	114,489,013	103,438,408
Accumulated deficit	(99,521,243)	(87,907,320)
Other comprehensive loss	(15,733)	—

Total stockholders’ equity	14,973,049	15,549,510

Total liabilities and stockholders’ equity	$20,149,390	$20,951,502

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
License fee and milestone payments	$2,133,282	$39,105	$2,233,121	$40,576
Revenue under collaborative research and development arrangement	523,419	60,714	1,029,031	128,628
Grants and miscellaneous revenue	294,915	—	651,385	—

Total revenue	2,951,616	99,819	3,913,537	169,204

Operating expenses:
Research and development	3,519,623	986,443	6,860,004	1,575,303
General and administrative	1,560,985	1,578,565	3,033,722	2,675,759
Amortization of intangible assets	56,250	—	93,750	—
Charge for acquired in-process research and development	—	—	3,332,000	—

Total operating expenses	5,136,858	2,565,008	13,319,476	4,251,062

Other income (expense), net	54,237	43,194	135,135	78,233

Loss from continuing operations	(2,131,005)	(2,421,995)	(9,270,804)	(4,003,625)
Discontinued operations:
Gain on disposal of assets	—	256,862	—	256,862
Net loss	(2,131,005)	(2,165,133)	(9,270,804)	(3,746,763)
Imputed and declared dividends on preferred stock	197,628	176,924	2,343,119	275,064

Net loss attributable to common stockholders	$(2,328,633)	$(2,342,057)	$(11,613,923)	$(4,021,827)

Amounts per common share – basic and diluted:
Loss from continuing operations	$(0.11)	$(0.14)	$(0.49)	$(0.23)
Gain from discontinued operations	—	0.01	—	0.01
Imputed and declared dividends on preferred stock	(0.01)	(0.01)	(0.12)	(0.02)

Net loss attributable to common stockholders	$(0.12)	$(0.14)	$(0.61)	$(0.24)

Weighted average number of common shares – basic and diluted	19,022,474	17,502,574	18,826,449	17,164,786

All applicable share and per share amounts have been adjusted to give effect to the one-for-four reverse stock split of our common stock on September 13, 2004.